FIRST AMENDMENT TO
RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
OF
HALLIBURTON COMPANY

WHEREAS, Halliburton Company (the “Company”) has previously adopted the Restricted Stock Plan for Non-Employee Directors of Halliburton Company (the “Plan”) to promote the long-term, continuing success of the Company by providing a portion of the compensation for non-employee directors in shares of Common Stock pursuant to the terms of the Plan;

WHEREAS, Section 6.3 of the Plan reserves the right to amend, modify, suspend or terminate the Plan at any time by action of the Board of Directors of the Company (the “Board”);

WHEREAS, the Board desires to amend the Plan to provide for the payment of dividend equivalents with respect to restricted shares of Common Stock registered in the name of each Participant when such shares are authorized prior to the dividend payment date but issued after the record date, unless and until such shares are forfeited pursuant to the provisions of the Plan;

NOW, THEREFOR, the Board does hereby amend the Plan as follows, effective as of the 7th day of December, 2011:

(1)           Section 5.3 Dividends shall be deleted in its entirety and replaced by the following new Section 5.3 Dividends:

“5.3 Dividends

Each Participant shall have the right to receive all dividends, as well as dividend equivalents (paid when an Award is authorized prior to the dividend payment date but shares are issued after the record date) and other distributions made with respect to restricted shares of Common Stock registered in his or her name, unless and until such shares are forfeited pursuant to the provisions of the Plan.”

(2)           All other provisions of the Plan shall remain the same and are hereby ratified.

Attested to by the Corporate Secretary of Halliburton Company as adopted by the Board of Directors effective as of the 7th day of December, 2011.

/s Christina M. Ibrahim
Christina M. Ibrahim
Vice President & Corporate Secretary
Halliburton Company